Exhibit 10.25
EXECUTION COPY
EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement"), dated as of the 22nd day of May, 2013 (the "Effective Date"), is made by and between Pharmaceutical Product Development, LLC, a Delaware limited liability company (together with any successor thereto, the "Company"), and David Johnston (the "Executive" and, together with the Company, the "Parties") and, solely with respect to Section 9(n), Jaguar Holding Company I, a Delaware corporation ("Parent").
RECITAL
WHEREAS, Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:
1.    Employment.
(a)     General. The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon and subject to the other terms and conditions herein provided.
(b)    Employment Term. The term of employment under this Agreement (the "Term") shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional one (1) year periods unless no later than sixty (60) days prior to the end of the otherwise applicable Term either Party gives written notice of non-extension of the Term to the other, in which case Executive's employment will terminate at the end of the then applicable Term or any other date set by the Company in accordance with Section 3, subject to earlier termination as provided in Section 3.
(c)     Position and Duties. Executive shall initially serve as the Executive Vice President of Global Laboratory Services of the Company based in the Company's Morrisville, North Carolina office, with such customary responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Operating Officer of the Company or the Board (as defined below). Executive shall devote substantially all of Executive's working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries and affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive's personal, financial and legal affairs, (ii) participate in trade associations and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to Section 5 and the Proprietary Information Agreement (as defined below) and provided that such activities do not interfere with Executive's performance of Executive's duties and responsibilities hereunder. The Executive agrees to observe and comply with the rules and policies of the Company and its affiliates as adopted from time to time, in each case as amended from time to time, as delivered or made available to Executive (each, a "Policy").

Exhibit 10.25
2.     Compensation and Relate Matters.
(a)     Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $320,000 per annum (the "Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company. Such Annual Base Salary shall be reviewed and may be adjusted from time to time by the board of directors of the Company or an authorized committee thereof, (in any case, the "Board"), provided that the Annual Base Salary may not be decreased without Executive's consent.
(b)     Annual Bonus. Executive will be eligible to participate in an incentive program established by the Board. Executive's annual bonus compensation under such incentive program (the "Annual Bonus") shall be targeted at 40% of the Annual Base Salary (the "Target Bonus Amount"). The Annual Bonus shall initially be based 50% upon a Company-wide bonus pool to be determined by the Board based upon the achievement of Company performance metrics established by the Board in good faith and 50% upon achievement of individual qualitative factors as determined by the Board in its discretion. The payment of any Annual Bonus shall be subject to Executive's continued employment with the Company through the date of payment; provided however that if Executive's employment shall terminate (other than as a result of the Company's termination of the Executive's employment for Cause pursuant to Section 3(a)(iii) or as a result of the Executive's resignation without Good Reason pursuant to Section 3(a)(vi)) on or after January 1 of an applicable year, Executive shall be entitled to receive any earned but unpaid Annual Bonus for the prior year pursuant to this Section (b).
(c)     Signing Bonus. The Company shall pay to Executive a one-time signing bonus of $60,000, less applicable withholdings, in accordance with a separate sign-on bonus agreement of even date herewith between Executive and the Company.
(d)     Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company to the same extent as other senior-level executives (excluding aircraft use, severance benefits or the right to receive equity-based compensation), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.
(e)     Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company's Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.
(f)     Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive's duties to the Company in accordance with the Company's expense reimbursement Policy.
(g)     Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company's sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy. Additionally, and notwithstanding the preceding to the contrary, in the event the amount of insurance adversely affects the amount of life insurance the Executive seeks and

Exhibit 10.25
is qualified to obtain at any time during the Term, then the Company agrees to reduce the amount of the insurance.
(h)     Equity Compensation. As soon as reasonably practicable following the Effective Date, Executive will receive an award of an option (the "Option") to purchase 250,000 shares of common stock of Parent pursuant to a separate stock option agreement (the "Option Agreement"). The Option will have an exercise price per share equal to the fair market value of one share of Parent common stock on the date of grant and will be subject to the terms and conditions, including the vesting schedule, set forth in the Option Agreement and Parent's Amended and Restated 2011 Equity Incentive Plan, as may be amended from time to time.
3.     Termination.
Executive's employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
(a)     Circumstances.
    (i)     Death. Executive's employment hereunder shall terminate upon Executive's death.
(ii)     Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive's employment.
(iii)     Termination for Cause. The Company may terminate Executive's employment for Cause, as defined below.
(iv)     Termination without Cause. The Company may terminate Executive's employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.
(v)     Resignation from the Company for Good Reason. Executive may resign Executive's employment with the Company for Good Reason, as defined below.
(vi)     Resignation from the Company without Good Reason. Executive may resign Executive's employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.
(b)     Notice of Termination, Any termination of Executive's employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall, except in the event of Executive's resignation from the Company for Good Reason pursuant to Section 3(a)(v), be at least sixty (60) days following the date of such notice (a "Notice of Termination"); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company's receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company

Exhibit 10.25
in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.
(c)     Company Obligations upon Termination. Upon termination of Executive's employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive's estate) shall be entitled to receive the sum of: () the portion of Executive's Annual Base Salary earned through the Date of Termination but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(f); and (iii) any amount accrued and arising from Executive's participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the term s and conditions of such employee benefit plans, programs or arrangements (collectively, the "Company Arrangements"). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive's rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive's employment hereunder. In the event that Executive's employment is terminated by the Company for any reason, Executive's sole and exclusive remedy shall be to receive the severance payments and benefits described in Section 2(b), this Section 3(c) or Section 4, as applicable.
(d)     Deemed Resignation. Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.
4.     Severance Payments.
(a)     Termination for Cause, Resignation from the Company Without Good Reason or Termination Upon Death or Disability. If Executive's employment shall terminate as a result of Executive's death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause or pursuant to Section 3(a(vi) due to Executive's resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in either Section 2(b) and/or Section 3(c).
(b)     Termination without Cause or Resignation from the Company for Good Reason.
(i)     If Executive's employment shall terminate without Cause pursuant to Section 3(a)iv) or pursuant to Section 3(a)(v) due to Executive's resignation for Good Reason, then, subject to Executive signing on or after the date of Executive's Separation from Service (as defined below) and before the 21st day following Executive's Separation from Service, and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the "Release"), and Executive's continued compliance with Section 5 and the Proprietary Information Agreement, Executive shall receive, in addition to payments and benefits set forth in Section 2(b) and Section 3(c) the following:
(A) an amount in cash equal to (x) 1.0 times the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation in regular installments over the twelve-month period following the date of Executive's Separation from Service (the "Severance Period") in accordance with the Company's normal payroll practices and (y) a pro-rated amount of the Target Bonus Amount for the year of termination based on the number of days the Executive was employed during such year, payable in a lump sum within 30 days following the Date of Termination; and

Exhibit 10.25
(B) payment in an amount equal to the amount of the premiums Executive would be required to pay to continue Executive's and Executive's covered dependents' medical, dental and vision coverage in effect on the Date of Termination under the Company's group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), which amount shall be based on the premium for the first month of COBRA coverage and shall be paid on the Company's first regular pay date of each calendar month during the period commencing on Executive's Separation from Service and ending upon the earliest of (Y) the last day of the Severance Period or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.
(ii) Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Section 4(b), and such amounts shall not be reduced whether or not the Executive obtains other employment.
(c)     Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2(b), 3(c), 4, 5 through 7, and 9 will survive the termination of Executive's employment and the expiration or termination of the Term.
5.    Competition; Proprietary Information Agreement.
Executive acknowledges that the Company has provided and, during the Term, the Company from time to time will continue to provide Executive with access to its confidential information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company's provision of confidential information, and Executive's agreements regarding the use of same, in order to protect the value of any confidential information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company's rights to protect its business and Executive's right to pursue employment:
(a)     Executive shall not, at any time during the Restricted Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing in this Section 5(a) shall prohibit Executive from working for a pharmaceutical, biotechnology or medical device organization that is not a clinical research organization or being a passive owner of not more than 2% of the outstanding voting securities of an entity that is publicly traded, so long as Executive has no active participation in the business of such entity.
(b)     Executive shall not, at any time during the Restricted Period, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to (i) terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restricted Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of twelve months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company.

Exhibit 10.25
(c)     In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(d)     As used in this Section 5, (i) the term "Company" shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term "Business" shall mean the business of the Company and shall include providing drug discovery or development services to pharmaceutical, biotechnology, medical device, government and academic organizations, as such business may be conducted or contemplated during the Term and (iii) the term "Restricted Period" shall mean the period beginning on the Effective Date and ending on the date that is 12 months following the Date of Termination.
(e)     Each of the Parties (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party's rights under this Agreement. For purposes of this Agreement, "Disparaging" means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.
(f)     Executive represents that Executive's employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive's employment by the Company. During Executive's employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.
(g)     Executive acknowledges that Executive and the Company have entered into that certain Proprietary Information and Inventions Agreement, dated as of even date herewith, which is attached as Exhibit B to this Agreement, and is incorporated into, and made a part of, this Section 5 (as amended, supplemented or otherwise modified from time to time, the "Proprietary Information Agreement"). The severance and entitlements in Section 4(b)(i) shall be subject to forfeiture if Executive materially breaches this Section 5 or the Proprietary Information Agreement.
6.     Injunctive Relief.
It is recognized and acknowledged by Executive that a breach of any covenant contained in Section 5 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any covenant contained in Section 5, in

Exhibit 10.25
addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.
7.     Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any of its affiliates provided that the Company remains secondarily liable hereunder or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive's rights or obligations may be assigned or transferred by Executive, other than Executive's rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive's death by giving written notice thereof to the Company.
8.     Certain Definitions.
(a)     Cause. The Company shall have "Cause" to terminate Executive's employment hereunder upon:
(i)     Executive's willful failure or refusal to substantially perform Executive's duties with the Company (other than any such failure resulting from Executive's Disability) or comply with, in any material respect, any of the Company's material Policies;
(ii)     Executive's material breach of this Agreement, including the Proprietary Information Agreement, or any other material written agreement between Executive and the Company or any of its affiliates;
(iii)     Executive's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation (A) for any felony or (B) for any crime (other than a traffic violation) involving moral turpitude that is materially harmful to the business or reputation of the Company or any of its affiliates;
(iv)     Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's (or any of its affiliate's) premises or while performing Executive's duties and responsibilities under this Agreement; or
(v)     Executive's commission of an act of fraud, embezzlement, misappropriation or willful misconduct against the Company or any of its affiliates.
Prior to Executive's termination for Cause, the Company must provide written notice to Executive describing the act or omission that constitutes Cause and, in respect of circumstances capable of cure, such circumstances must remain uncured for thirty (30) days following the date of such written notice.
(b)     Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by Executive's death, the date of Executive's death; or (ii) if Executive's employment is terminated pursuant to Section 3(a(ii)-(vi) the earlier of the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b).

Exhibit 10.25
(c)     Disability. "Disability" shall mean Executive's inability to perform, with or without reasonable accommodation, the essential functions of Executive's position hereunder for a total of 90 days during any 12 month period as a result of incapacity due to mental or physical illness as determined in good faith by the Board or the Chief Operating Officer of the Company.
(d)     Good Reason. "Good Reason" means the occurrence of any of the following without
Executive's consent:
(i)     a reduction in Executive's then-current Annual Base Salary or Target Bonus Amount,
(ii)     the relocation of Executive's primary work location to a location that is more than twenty-five (25) miles from Executive's then-current primary work location,
(iii)     a material adverse reduction in Executive's duties or responsibilities as in effect on the date hereof, or
(iv)     a material breach by the Company or any of its affiliates of any material written agreements to which Executive is a party.
Notwithstanding the foregoing, no Good Reason will have occurred unless (A) Executive shall have delivered to the Company written notice of Executive's objection to any event set forth in clause (i (iv) of this Section 8(d) within ninety (90) days following Executive becoming aware of such event, (B) such event is not corrected, in all material respects, by the Company within thirty (30) days following the Company's receipt of such notice and (C) Executive resigns Executive's employment with the Company not more than thirty (30) days following the expiration of the 30-day correction period described in the foregoing clause (B).
(e)     Person. "Person" shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust governmental authority or other entity of any kind.
9.     Miscellaneous Provisions.
(a)     Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of North Carolina without reference to the principles of conflicts of law of the State of North Carolina or any other jurisdiction, and where applicable, the laws of the United States.
(b)     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)     Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(i)     If to the Company:
Pharmaceutical Product Development, Inc.
929 North Front Street
Wilmington, NC 28401

Exhibit 10.25
Attention: General Counsel
Facsimile: (910) 558-6951
and copies to:
Latham & Watkins LLP
555 11" St., NW, Suite 1000
Washington, D.C. 20004
Attention: David T. Della Rocca
Facsimile: (202) 637-2201

(ii)    If to Executive, at the last address that the Company has in its personnel records for Executive, or
(iii)    At any other address as any Party shall have specified by notice in writing to the other Party.
(d)     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(e)     Entire Agreement. The terms of this Agreement, including the Proprietary Information Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, including the Proprietary Information Agreement, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(f)     Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(g)     No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
(h)     Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) "and" and "or" are each used both

Exhibit 10.25
conjunctively and disjunctively; (c) "any," "all," "each," or "every" means "any and all," and "each and every"; (d) "includes" and "including" are each "without limitation"; (e) "herein," "hereof," "hereunder'' and other similar compounds of the word "here" refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
(i)     Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association (the "AAA") in Wilmington, North Carolina. Such arbitration shall be conducted in accordance with the then-existing rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by AAA; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator, except that the Company shall pay all of such fees and expenses if Executive is the prevailing party in the arbitration; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the AAA rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys' fees and expenses; provided that the arbitrator may assess the prevailing Party's fees and costs against the non-prevailing Party as part of the arbitrator's award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an Award from such arbitration or otherwise in a legal proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
(j)     Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(k)     Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(I)     Section 409A.
(i)     General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986,

Exhibit 10.25
as amended, and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(ii)     Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive's termination of employment shall be payable only upon Executive's "separation from service" with the Company within the meaning of Section 409A (a "Separation from Service") and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive's Separation from Service. Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive's Separation from Service but for the preceding sentence shall be paid to Executive on the thirtieth (30th) day following Executive's Separation from Service and the remaining payments shall be made as provided in this Agreement.
(iii)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive's Separation from Service to be a "specified employee" for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive's benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive's Separation from Service with the Company or (ii) the date of Executive's death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive's estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(iv)     Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided that Executive submits Executive's reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(v)     Installments. Executive's right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(m)     Indemnification: Insurance. During the term of this Agreement and thereafter, the Company shall indemnify and hold Executive (including Executive's heirs, personal representatives, executors and administrators) harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, and losses as a result of any third party (excluding the Company and any of its

Exhibit 10.25
affiliates) claim or proceeding, or any threatened third-party (excluding the Company and any of its affiliates) claim or proceeding, against Executive that arises out of or relates to Executive by reason of Executive having been or having provided service as an officer, director or employee, as the case may be, of the Company, or Executive's service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company (in all cases, subject to limitations on bad acts and any other limitations under applicable law which preclude such indemnification and excluding any and all dam ages, costs, liabilities and losses related to Executive's remuneration). The Company shall maintain or cause to be maintained for the Executive Directors' and Officers' insurance to the same extent provided to active officers of the Company in respect of those liabilities which Executive may incur as a director or officer of the Company or any of its affiliates for which such insurance is normally available.
(n)     Parent Guarantee. In the event that the Company shall fail to satisfy any matured payment obligation to Executive under this Agreement, Parent agrees to satisfy such payment obligation, subject to all of the terms and conditions of this Agreement and applicable law.
10.     Employee Acknowledgement.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive's own judgment.

[Signature Page Follows]

Exhibit 10.25

    IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.
COMPANY

By:    /s/ B. Judd Hartman___________
    Name:     B. Judd Hartman
    Title:     General Counsel

EXECUTIVE

By:    /s/ David Johnston___________
    David Johnston

Solely with respect to Section 9(n):
PARENT
By:    /s/ B. Judd Hartman___________
    Name:     B. Judd Hartman
    Title:     General Counsel

Exhibit 10.25
EXHIBIT A
Separation Agreement and Release
This Separation Agreement and Release ("Agreement") is made by and between David Johnston ("Employee") and Pharmaceutical Product Development, LLC, a Delaware limited liability company (the "Company") (collectively, referred to as the "Parties" or individually referred to as a "Party"). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of [________], 2013 (the "Employment Agreement"); and
WHEREAS, in connection with the Employee's termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee's employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Employee's ownership of vested equity securities of the Company (including any equity securities of the Company that vest in connection with Employee's termination of employment), Employee's right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law or Directors' and Officers' insurance, or claims for breach of Sections 2Cb), 3(c), 4(b), 4(c) or 5(e) of the Employment Agreement (collectively, the "Retained Claims").
NOW, THEREFORE, in consideration of the severance payments described in Section 4(b) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee's execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
1.     Severance Payments; Salary and Benefits. The Company agrees to provide Employee with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
2.     Release of Claims. Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company (as defined in the Employment Agreement), any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the "Releasees"). Employee, on his own behalf and on behalf of any of Employee's affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the

Exhibit 10.25
Releasees arising from any omissions, acts, facts, or dam ages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:
(a)     any and all claims relating to or arising from Employee's employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
(b)     any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)     any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury ; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)     any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; and the North Carolina Equal Employment Practices Act;
(e)     any and all claims for violation of the federal or any state constitution;
(f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)     any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
(h) any and all claims for attorneys' fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee's release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee's employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee's right under applicable law and any Retained Claims.

Exhibit 10.25
3.     Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA''), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the AD EA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has 21 days within which to consider this Agreement; (c) Employee has 7 days following Employee's execution of this Agreement to revoke this Agreement pursuant to written notice to the Secretary of the Company; ( d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and return s it to the Company in less than the 21 day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
4.     Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
5.     No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.
6.     Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), (c) and (i) of the Employment Agreement.
7.     Effective Date. If the Employee has attained or is over the age of 40 as of the date of Employee's termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "Effective Date"). If the Employee has not attained the age of 40 as of the date of Employee's termination of employment, then the "Effective Date" shall be the date on which Employee signs this Agreement.
8.     Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee's claims against the Company and any of the other Releasees. Employee acknowledges that: (a) Employee has read this Agreement; (b) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee's own choice or has elected not to retain legal counsel; (d) Employee understands the terms and consequences of this Agreement and of the releases it contains; and (e) Employee is fully aware of the legal and binding effect of this Agreement.
[Signature Page Follows]

Exhibit 10.25
    IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
EMPLOYEE

Dated:    _____________________________    _____________________________________________
                        Name:

                        COMPANY

Dated:    _____________________________    _____________________________________________
                        Name:
                        Title:

Exhibit 10.25
EXHIBIT B
PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
In consideration and as a condition of my employment by Pharmaceutical Product Development, LLC, a Delaware limited liability company (the "Company", which term includes the Company's successors, assigns, affiliates, subsidiaries, and their successors and assigns), I hereby agree as follows:
1.     "Proprietary Information" is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company's business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, systems, manuals, forecasts and other business information, improvements, inventions, business strategies, formulas, product ideas, biological material and techniques for their handling and use, chemical and/or information analysis and related products and data, computer programs and software, software designs and documentation, source codes, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as an employee of or consultant to the Company, including during the term of this Agreement. Proprietary Information shall not include information that is, through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.
2.     In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:
(a)     All Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.
(b)     In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.
(c)     I will promptly disclose to the Company, or any persons designated by it, all "Inventions", which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs and software, software designs and documentation, algorithms, techniques, schematics, know-how data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for six (6) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (d) below.

Exhibit 10.25
(d)     I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by law, and, to the extent permitted by law, shall be "works made for hire". The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution or documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.
(e)     I attach hereto a complete list of all Inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement I represent that I have no such Inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.
(f)     I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.
3.     The Company agrees that it will not request as part of my employment that I divulge or make use of proprietary information of any of my former employers that has commercial value to the former employer who developed such information.
4.     I acknowledge that in the event of my breach or threatened breach of the terms of this Agreement, the Company shall not have an adequate remedy at law and shall, in addition to any other available rights and remedies, have the right to obtain injunctive relief, including without limitation specific performance.
5.     This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators, and shall inure to the benefit of the Company, it affiliates, subsidiaries, successors and assigns. This Agreement supersedes any agreement which may have been previously made or executed by me relating to this matter. This Agreement shall be governed by the laws of the State of North Carolina (exclusive of conflicts of law provisions), which shall be the venue for resolution of any dispute related to this Agreement. This Agreement or any part thereof shall not be modified, amended, or waived except by the written consent of the Company's Chief Executive Officer or Chief Operating Officer.
[Signature page follows]

Exhibit 10.25

    Dated:     ______________________________, 2013

        ______________________________
        Name: David Johnston

    Accepted and Agreed to:
        Company
        By: ___________________________
        Name:
        Title: